Exhibit 99.1

PARTIAL ASSIGNMENT AGREEMENT

This Partial Assignment Agreement (“Agreement”) is made and entered into effective as of the 25th day of May, 2010 (“Effective Date”), by and among DGSE Companies, Inc., a Nevada corporation (hereinafter referred to as “Assignor” or “Company”), and NTR Metals, LLC, a Texas limited liability company (hereinafter referred to as “Assignee”).

WHEREAS, as of the Effective Date, there are 30,000,000 authorized shares of capital stock of Assignor (the “Shares”), of which there are 10,289,252 issued and outstanding Shares;

WHEREAS, Stanford International Bank, Ltd., an entity organized under the laws of Antigua, (hereinafter referred to as “SIBL”), is not a party to this Agreement. SIBL is a party-defendant in connection with pending litigation in the United States District Court, Northern District of Texas captioned Securities and Exchange Commission v. Stanford International Bank, Ltd., et al., Consolidated Case No. 3:09-CV-00298-N (the “SIBL Litigation”);

WHEREAS, in connection with the SIBL Litigation, Assignor and Ralph S. Janvey, in his capacity as the court-appointed Receiver for SIBL (“Receiver”), previously executed that certain Purchase and Sale Agreement dated January 27, 2010, as well as that certain Amendment to Purchase and Sale Agreement dated March 24, 2010 (collectively referred to as the “Company-SIBL Purchase Agreement” which is incorporated herein by reference thereto). Pursuant to the Company-SIBL Purchase Agreement, Assignor may assign its rights and obligations relating to the SIBL Equity Interest (as defined herein), in whole or in part, to one or more third-parties (each defined as a “Buyer”);

WHEREAS, as of the Effective Date, SIBL owns 3,377,361 Shares of the Company (which number includes 1,000 Shares identified in (d) below), and SIBL also owns warrants to purchase 422,814 additional Shares (collectively, the “SIBL Equity Interest”). Pursuant to the Company-SIBL Purchase Agreement, SIBL will: (a) sell all of the SIBL Equity Interest, (b) cancel all previously-issued warrants and/or options issued to SIBL, (c) cancel all previously-existing agreements between Assignor and SIBL and (d) convert all of the Company’s outstanding unsecured debt owed to SIBL (as set forth in the Company-SIBL Purchase Agreement) to 1,000 Shares of the Company (the “Company-SIBL Transaction”); and

WHEREAS, Assignor desires to assign to Assignee and Assignee desires to assume from Assignor the specific rights and obligations under the Company-SIBL Purchase Agreement and as set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and consideration as described in this Agreement, the receipt and adequacy of which is hereby acknowledged, the parties agree that: subject to (3) below, Assignor hereby assigns to Assignee and Assignee assumes from Assignor certain rights of Assignor under the Company-SIBL Purchase Agreement as set forth herein. Specifically, the parties acknowledge and agree as follows:

(1) Assignee will pay Three Million Six Hundred Thousand and 00/100 Dollars ($3,600,000) (the “Purchase Price”), and Assignee will directly acquire 3,000,000 Shares of the SIBL Equity Interest as provided in Section 2(A) of the Company-SIBL Purchase Agreement (hereinafter the “Assigned Equity Interest”) from SIBL.

(2) SIBL will transfer the remaining portion of the SIBL Equity Interest (i.e. 377,361 Shares) (the “Remaining Equity Interest”) as designated by Assignor.

(3) Except as set forth above, Assignor and Assignee shall both have the rights as Buyers under the Company-SIBL Purchase Agreement, including rights in and interests to the obligations, duties, representations and warranties of SIBL under the Company-SIBL Purchase Agreement. Further, each of Assignee and Assignor (independent of the other) shall be deemed to make the representations and warranties as set forth in Section 7 of the Company-SIBL Purchase Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the day and year first above written.

ASSIGNOR

DGSE COMPANIES, INC., a Nevada corporation

By:	/s/ Dr. L.S. Smith
Name:	Dr. L.S. Smith
Title:	Chief Executive Officer

ASSIGNEE

NTR METALS, LLC, a Texas limited liability company

By:	/s/ John R. Loftus
Name:	John R. Loftus
Title:	President